Exhibit 99.1

News Release

Sunoco, Inc.

1818 Market Street

Philadelphia, PA 19103-7583

For further information, contact:

Thomas Golembeski (media) 215-977-6298

Clare McGrory (investors) 215-977-6764

SUNOCO ANNOUNCES ELECTION OF IRENE CHANG BRITT

AND WILLIAM H. EASTER, III, TO BOARD OF DIRECTORS;

JOHN W. ROWE TO RETIRE

Philadelphia, December 1, 2011 – Sunoco, Inc. (NYSE: SUN) announced today that Irene Chang Britt and William H. Easter III have been elected to its board of directors. Ms. Britt, 48, is senior vice president and chief strategy officer for Campbell Soup Company. Mr. Easter, 62, is retired chairman, president and chief executive officer of DCP Midstream, LLC. The company also announced that John W. Rowe, 64, current chairman and chief executive officer of Exelon Corporation, will retire from the board of directors, effective December 31, 2011. The two appointments and retirement bring the total number of directors on Sunoco’s board to nine.

“Both Irene and Bill are accomplished executives whose experience will be an asset to Sunoco, and we are pleased they have joined Sunoco’s board,” said Lynn L. Elsenhans, chairman and chief executive officer of Sunoco, Inc. “Their expertise will complement that of our existing board as we seek to maximize the potential for our strong retail and logistics businesses with a view toward creating value for our shareholders.”

“We also thank John for his many contributions to the company over the years,” said Elsenhans. “He has played an invaluable role in helping the company pursue its strategy.” Mr. Rowe was elected to Sunoco’s board of directors in 2003. In his eight years on the board, he served on the executive, corporate responsibility and compensation committees. He was elected chair of the corporate responsibility committee in 2010.

Ms. Britt currently directs the strategy for Campbell’s global businesses. She also is responsible for global marketing services and global consumer and customer insights. She joined Campbell in 2005 and has served as vice president and general manager of the company’s U.S. sauces and beverages business and president of its North America foodservice division. Prior to joining Campbell, she spent 20 years in general management and marketing with both Kraft and Kimberly-Clark. Ms. Britt earned a bachelor’s degree from the University of Toronto and a master’s degree in business administration from the Richard Ivey School of Business at the University of Western Ontario. She also is a member of the board of advisors for Catalyst.

Mr. Easter served as chairman, president and chief executive officer of DCP Midstream, LLC from 2004 until 2008, following a 30-year career in natural gas supply and marketing, transportation, refining and petroleum marketing for Conoco and ConocoPhillips. Mr. Easter earned a bachelor’s degree from the University of Houston and a master’s degree in management from Stanford Graduate School of Business. He is involved in private investments and also serves as a member of the board of directors for Concho Resources, Inc., and the Memorial Hospital System in Houston, Texas.

About Sunoco

Sunoco is a leading transportation fuel provider with a network of branded retail locations in 24 states. The company is also the General Partner of and has a 34% interest in Sunoco Logistics Partners, L.P. (NYSE: SXL) an owner and operator of pipelines and product terminals. In addition, Sunoco has an 81% interest in SunCoke Energy, Inc., (NYSE: SXC) which makes high-quality metallurgical-grade coke for major steel manufacturers.

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